CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-57342, No. 333-69799, No. 333-69801, No. 333-22263, No. 33-58481, No. 33-87012, No. 333-123362 and No. 333-123363 on Form S-8, Registration Statement No. 33-59427 on Form S-3 and Post-Effective Amendment No. 4 to Registration Statement No. 33-58278 on Form S-2 of our report dated July 25, 2005, October 5, 2007, as to the effects of the restatement discussed in Note 3 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change to the method of accounting for goodwill in 2002 discussed in Note 2 and (ii) the restatement discussed in Note 3), relating to the financial statements and financial statement schedules of Butler International, Inc. appearing in this Annual Report on Form 10-K/A of Butler International, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche, LLP

Parsippany, New Jersey

October 5, 2007

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